Exhibit 99.1

J. C. PENNEY ADOPTS SHORT-TERM STOCKHOLDER RIGHTS PLAN

Plano, Texas (August 22, 2013) – J. C. Penney Company, Inc. (NYSE: JCP) (the “Company”), today announced that its Board of Directors has adopted a stockholder rights plan.  The plan, which has a term of one year, is designed to protect against any potential future use of coercive or abusive takeover techniques and to help ensure that the Company’s stockholders are not deprived of the opportunity to realize the full and fair value of their investment.  The plan, which was adopted following evaluation and consultation with the Company’s outside advisors, is similar to plans adopted by the Company in the past and by numerous publicly traded companies.

The plan, which was not adopted in response to any effort to acquire control of the Company, will continue in effect until August 20, 2014, unless the rights are redeemed or exchanged for shares of common stock by the Company on an earlier date.

In connection with the adoption of the stockholder rights plan, the Company’s board of directors declared a dividend of one right for each share of the Company’s common stock held by stockholders of record as of the close of business on September 3, 2013.  Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.  Under the plan, these rights will generally be exercisable only if a person or group becomes an “acquiring person” by (i) acquiring beneficial ownership of 10% or more of the Company’s common stock or, in the case of any person (including such person’s affiliates and associates) that beneficially owns 10% or more of the Company’s outstanding common stock, upon the acquisition of additional shares by such person, or (ii) commencing a tender offer or exchange offer which, if consummated, could result in a person owning 10% or more of the Company’s common stock.  The term “acquiring person” will not include certain affiliates of Pershing Square Capital Management, L.P. or certain affiliates of Vornado Realty Trust so long as such party’s beneficial ownership is permitted under such party’s letter agreements with the Company.

If a person or group becomes an acquiring person, each right will generally entitle the holder, other than the acquiring person, to acquire, for the exercise price of $55.00 per right, shares of common stock (or, in certain circumstances, other consideration) having a market value equal to twice the right’s then-current exercise price.  The Company’s Board of Directors may redeem the rights at a price of $0.001 per right at any time up to ten days after a person becomes an acquiring person.

Stockholders are not required to take any action to receive the rights distribution.  Until the rights become exercisable, outstanding stock certificates (or, in the case of shares reflected on the direct registration system, by the notations in the book-entry account system of the transfer agent for the shares) will represent both shares of the Company’s common stock and the rights.  The issuance of the rights will have no dilutive effect and will not impact reported earnings per share for the Company.

The full text of the rights plan will be filed with the Securities and Exchange Commission.

For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Media Relations: (972) 431.3400
jcpnews@jcp.com

Corporate Website
ir.jcpenney.com

About jcpenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

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